Mr. David Meck

Re:           Purchase of 12% Convertible Promissory Note

Dear Mr. Meck:

We make reference to that certain Note Purchase Agreement dated the date hereof pursuant to which Tiga Energy Services, Inc. (the "Company") has agreed to sell to you, and you have agreed to purchase from us (the "Purchase Agreement"), on the terms and subject to conditions thereof, a Convertible Promissory Note in the principal amount of $250,000 bearing interest at the rate of 12% per annum, payable two years from the date hereof, subject to the terms and conditions included therein (the "Note").

We appreciate your willingness to take the role of "lead investor" in a possible sale of additional convertible promissory notes by us to third parties, and in recognition of your commitment and as a further inducement to your purchase of the Note, we hereby agree to issue to you the following warrants (collectively, the "Warrants") to purchase shares of the Company's common stock, no par value per share ("Common Stock"):

1. A warrant to purchase up to 250,000 shares of Common Stock for a period commencing on the date hereof and expiring on the second anniversary of the date hereof at an exercise price of $2.50 per share, the form of which is attached hereto as Exhibit A (the "Two-Year Warrant");

2. A warrant to purchase up to 125,000 shares of Common Stock for a period commencing on the date hereof and expiring on the date that is 180 days from the date hereof at an exercise price of $2.00 per share, the form of which is attached hereto as Exhibit B (the "Six-Month Warrant");

3. Upon exercise of the Six-Month Warrant and payment for the shares of Common Stock issuable thereunder in accordance with the terms thereof, the Company shall issue to you a Warrant to purchase up to 250,000 shares of Common Stock for a period of two years commencing on the date on which you exercise the Six-Month Warrant at an exercise price of $2.50 per share (the "Contingent Warrant"), which shall be, in all material respects, identical to the Two-Year Warrant, other than with respect to the term of exercise thereof.

We agree that the shares of Common Stock issuable upon exercise of the Warrants ("Warrant Shares") shall have the piggy back registration rights provided to you in Section 4.7 of the Purchase Agreement with respect to the shares of Common Stock issuable upon conversion of the Note and you agree that the piggy back registration rights with respect to the Warrant Shares shall be subject to all of the terms and conditions of said Section 4.7.

In connection with the issuance of the Warrants to you and the possible issuance of Warrant Shares upon exercise of the Warrants, you hereby confirm, as if made herein, all of the representations, warranties and covenants made by you in Article 3 of the Purchase Agreement, which such representations, warranties and covenants are incorporated herein by reference.

Please denote your acceptance of the terms hereof by countersigning this letter agreement in the space provided therefor below.

TIGA ENERGY SERVICES, INC.

By:	/s/ Michael Hathaway
Name: Michael Hathaway
Title: President

AGREED TO AND ACCEPTED
THIS 16th DAY OF JUNE 2010
DAVID MECK

/s/ David Meck